Exhibit 3.4

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

SKYWATER TECHNOLOGY, LLC

This Limited Liability Company Agreement (as amended from time to time, this “Agreement”) of SkyWater Technology, LLC (the “Company” or the “LLC”), dated and effective as of July 31, 2026, is entered into by IonQ, Inc., a Delaware Corporation, as the sole member of the Company (the “Member”).

WHEREAS, the Company was formed as a limited liability company on January 22, 2026, by the filing of a certificate of formation (the “Certificate of Formation”) with the Office of the Secretary of State of the State of Delaware, pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101 et seq.), as amended from time to time (the “Act”);

WHEREAS, the Member executed that certain Limited Liability Company Agreement of the Company, dated as of January 24, 2026 (the “Original Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated January 25, 2026 (the “Merger Agreement”), by and among the Company, Member, Iris Merger Subsidiary 1 Inc. (“Merger Subsidiary 1”) and SkyWater Technology, Inc. (“SkyWater”), Merger Subsidiary 1 merged with and into SkyWater, with SkyWater surviving such merger and continuing as a direct, wholly-owned subsidiary of Member (the “SkyWater Surviving Corporation”), and immediately thereafter, the SkyWater Surviving Corporation merged with and into the Company, with the Company surviving, immediately prior to the execution of this Agreement; and

WHEREAS, the Member desires to amend and restate the Original Agreement as set forth herein in accordance with Section 26 of the Original Agreement.

NOW, THEREFORE, the Member hereby amends and restates the Original Agreement in its entirety as follows:

1. Name. The name of the Company is “SkyWater Technology, LLC,” or such other name as the Board of Managers (as defined in Section 12) may from time to time hereafter designate.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

3. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall possess and may exercise all the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

4. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Board of Managers.

5. Registered Office; Registered Agent. The registered office of the Company in the State of Delaware and the registered agent of the Company for service of process on the Company at such office shall be that location and agent reflected in the Certificate of Formation. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Board of Managers shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law. The Board of Managers may change such registered office or registered agent at any time.

6. Member. The name and the mailing address of the Member are as follows:

Name	Address
IonQ, Inc.	4505 Campus Drive College Park, MD 20740

7. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

8. Initial Capital Contributions. The Member is admitted as the sole member of the Company upon its execution and delivery of this Agreement and, subject to Section 16 regarding assignments and Section 17 regarding the admission of additional members, owns 100% of the limited liability company interests in the Company. The Member hereby agrees to contribute to the Company such cash, property or services as determined by the Member.

9. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may at any time, in its sole discretion, make additional capital contributions to the Company.

10. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

11. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board of Managers. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

12. Management.

(a) Except as otherwise expressly provided for in this Agreement, the management of the Company shall be vested in a board of managers (the “Board of Managers”) in accordance with Section 18-402 of the Act. Subject to Section 12(d), the Board of Managers shall have the sole and exclusive responsibility, authority, rights and powers to manage the operations and affairs of the Company, to make all decisions regarding the business of the Company, and to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement, including to delegate in whole or in part any of the foregoing responsibility, authority, rights and powers to one or more managers, officers, employees or agents of the Company as the Board of Managers shall from time to time determine. Each member of the Board of Managers (a “Manager”) shall be a “manager” for all purposes of the Act; provided that no individual Manager shall have authority to act for or bind the Company without the requisite consent of the Board of Managers as set forth in Section 12(c). Any action taken by the Board of Managers in accordance with this Agreement shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Board of Managers as set forth in this Agreement.

(b) The number of Managers shall be fixed from time to time by the Member, but shall not be less than one. Managers shall be appointed from time to time by the Member. The Board of Managers shall maintain a schedule (the “Managers Schedule”) setting forth the names and mailing addresses of the Managers in office from time to time, which Managers Schedule shall be maintained by the Company separately from, and shall not require any amendment to, this Agreement. Each Manager shall serve until removed by the Member or until such Manager’s earlier resignation or death. A Manager may resign at any time by delivering written resignation to the Company, and any such resignation shall be effective upon its receipt or upon such later time (which may be upon the happening of an event) as is stated therein.

(c) All decisions requiring action of the Board of Managers or relating to the business or affairs of the Company shall be decided by the affirmative vote or consent of a majority of the Managers then in office (not counting any vacancies on the Board of Managers). Managers may vote in person or by proxy granted to another Manager, which proxy need not be in writing, and any such proxy shall be revocable in the discretion of the Manager granting the same, unless such proxy is in writing and states that it is irrevocable. The Board of Managers may establish rules and procedures for the notice, convening, conduct and adjournment of its meetings. Any action of the Board of Managers may be taken without a meeting by written consent or consents signed by a majority of the Managers in office (not counting any vacancies on the Board of Managers).

(d) Notwithstanding anything in Section 12(a) to the contrary, the Company shall not, and the Board of Managers shall not have the power to commit the Company to, take any of the following actions without the approval of the Member: (i) amend, modify or waive the Certificate of Formation or this Agreement; (ii) issue additional limited liability company interests in the Company or, subject to Section 17, admit additional members to the Company; (iii) merge, consolidate, convert to another entity, divide into two or more entities, dissolve, wind up or liquidate the Company, or initiate a voluntary bankruptcy proceeding involving the Company; or (iv) require the Member to contribute any additional cash, property or services to the Company.

13. Officers. The Board of Managers or the Member may, from time to time, designate one or more natural persons as officers of the Company (the “Officers”) and assign titles to any such person to act in the name of the Company, each with such authority as may be delegated to such Officer from time to time by the Board of Managers or the Member, as aplicable. Each Officer shall act pursuant to such delegated authority until such Officer is removed by the Board of Managers or the Member or such Officer’s earlier death or resignation; provided that any delegation of authority pursuant to this Section 13 may be revoked, in whole or in part, at any time by the Board of Managers or the Member, as applicable. Any Officer may be removed with or without cause at any time by the Board of Managers or the Member. Any action taken by an Officer designated by the Board of Managers or the Member pursuant to authority duly delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her.

14. Other Business. Notwithstanding any duty otherwise existing at law or in equity, the Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others, and the Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

15. Exculpation and Indemnification.

(a) A member or director of the LLC shall not be personally liable to the LLC, its members or its directors for monetary damages for breach of fiduciary duty as a member or director, except for liability:

i)	for any breach of such member’s or director’s duty of loyalty to the LLC or its other members or directors;

ii)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

iii)	In connection with any unlawful payments of dividends, stock purchases or redemptions; or

iv)	for any transaction from which such member or director derived an improper benefit.

(b) If the LLCA is amended to authorize corporate action further eliminating or limiting the personal liability of members and directors, then the liability of a member or director of the LLC shall be eliminated or limited to the fullest extent not prohibited by the LLCA, as so amended.

(c) To the fullest extent permitted by the LLCA, as the same exists or may hereafter be amended, the LLC shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she (i) is or was a member of the LLC, (ii) is or was serving at the request of the LLC as a director, member, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (including any Company Benefit Plan as defined in the Merger Agreement) or (iii) is or was a director, manager, officer or employee of the LLC (each of (i), (ii) and (iii), an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a member, director, manager, officer, employee or agent, or in any other capacity while serving as a member, director, manager, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection with such Proceeding. The right to indemnification conferred by this Section 15 shall include the right to be paid by the LLC the expenses incurred in defending or otherwise participating in any such Proceeding in advance of its final disposition; provided, however, that, if the LLCA requires, an advancement of expenses shall be made only upon delivery to the LLC of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the Indemnitee is not entitled to be indemnified for the expenses under this Section 15 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 15 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a member, director, manager, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 15, except for Proceedings to enforce rights to indemnification and advancement of expenses, the LLC shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Managers.

(d) The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 15 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Agreement, the Bylaws, an agreement, vote of members or disinterested members, or otherwise.

(e) Any repeal or amendment of this Section 15 by the members of the LLC or otherwise or by changes in law, or the adoption of any other provision of this Agreement inconsistent with this Section 15, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the LLC to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(f) This Section 15 shall not limit the right of the LLC, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Indemnitees.

(g) For purposes of this Section 15, references to the “LLC” shall include SkyWater, as the predecessor of the LLC.

(h) The foregoing provisions of this Section 15 shall survive any termination of this Agreement.

16. Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member assigns all or part of its limited liability company interest in the Company pursuant to this Section 16, then (a) the assignee shall be admitted to the Company as a member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement and (b) such admission shall be deemed effective immediately prior to the assignment, and, if the Member assigns all of its limited liability company interest in the Company, then immediately following such admission, the assigning Member shall cease to be a member of the Company; provided, however, in the case of either of the foregoing clauses (a) and (b), that in the event of a transfer (by assignment or otherwise) of all of a member’s limited liability company interests in the Company and such member is, at the time of such transfer, the sole member of the Company, the transferee of such limited liability company interests shall be deemed admitted as a member of the Company upon such transfer and the Company shall continue without dissolution.

17. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company from time to time with the written consent of the Member. The admission of any such additional member shall be effective upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement; provided, however, that in the event of a transfer of all of a member’s limited liability company interests in the Company and such member is, at the time of such transfer, the sole member of the Company, the transferee of such membership interests shall be deemed admitted as a member of the Company upon such transfer and the Company shall continue without dissolution.

18. Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, or (ii) the occurrence of any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company’s existence is continued pursuant to the Act.

(b) The bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of the Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) Upon dissolution of the Company, the Board of Managers (or a liquidator appointed by the Board of Managers), shall proceed to wind up the business and affairs of the Company in accordance with the Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets. During the period of winding up the Company’s affairs, this Agreement shall remain in full force and effect and continue to govern the rights and obligations of the Member, the Board of Managers, the Officers and the conduct of the Company.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act. Upon the completion of the distribution of the assets of the Company as provided in this Section 18, the Company shall be terminated and the Board of Managers (or liquidator appointed by the Board of Managers) shall cause the cancellation of the Certificate of Formation and all qualifications of the Company as a foreign limited liability company, if any, and shall take such other actions as may be necessary to terminate the Company.

19. Books and Records. The Company’s books of account shall be kept using the method of accounting determined by the Board of Managers.

20. Tax Treatment. Unless otherwise determined by the Sole Member, that from and after the date hereof the Company shall be treated as a disregarded entity for U.S. federal, and applicable state and local income tax purposes.

21. Severability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

22. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

23. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

24. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

25. Sole Benefit of Member. Except as expressly provided in Section 15 regarding exculpation and indemnification of Indemnitees, the provisions of this Agreement (including Section 9 regarding additional contributions) are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall not have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

26. Rules of Construction. Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. Pronouns apply equally to the masculine, feminine and neuter gender forms of such terms. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section references not attributed to a particular document shall be references to such parts of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

IONQ, INC.

By:	/s/ Tyler Rosenbaum
Name:	Tyler Rosenbaum
Title:	Assistant Secretary

[Signature Page to Amended and Restated Limited Liability Company Agreement of

SkyWater Technology, LLC]